PAYA HOLDINGS INC.
OMNIBUS INCENTIVE PLAN
STOCK OPTION GRANT NOTICE
Pursuant to the terms and conditions of the Paya Holdings Inc. Omnibus Incentive Plan, as amended from time to time (the “Plan”), Paya Holdings Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“Participant”) the stock option (the “Option”) set forth below. This award of the Option (this “Award”) is subject to the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
Participant:
Grant Date:     [●], 2020
Exercise Price per Share:    $__________ per share
Shares Subject to the Option:         shares
Type of Option:    Non-Qualified Stock Option
Vesting Schedule:     Subject to the Agreement, the Plan and other terms and     conditions set forth herein, the Option will vest and become     exercisable according to the following schedule, so long as     Participant has not incurred a Separation from Service prior     to the applicable vesting date:

Vesting Date	Portion of Shares Subject to the Option That Become Vested
First Anniversary of the Vesting Commencement Date	20%
Second Anniversary of the Vesting Commencement Date	20%
Third Anniversary of the Vesting Commencement Date	20%
Fourth Anniversary of the Vesting Commencement Date	20%
Fifth Anniversary of the Vesting Commencement Date	20%

Vesting Commencement Date:    [●], 2020
Expiration Date:    [●], 2030
By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Agreement. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
Notwithstanding any provision of this Grant Notice or the Agreement, if Participant has not executed this Grant Notice within 90 days following the Grant Date set forth above, Participant will be deemed to have accepted this Award, subject to all of the terms and conditions of this Grant Notice, the Agreement and the Plan.
[Signature Page Follows]
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PAYA HOLDINGS INC.                PARTICIPANT

By:
Name:
Title:

Signature Page
to
Stock Option Grant Notice

Exhibit A
STOCK OPTION AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
Article I.DEFINITIONS
For purposes of this Agreement, the following terms will have the following meanings:
1.1“Cause” means (a)if there is no Employment Agreement in effect on the Grant Date (or where there is such agreement in effect but it does not define “cause” (or words of like import)), any to occur of the following: (i) Participant being named as a defendant in any criminal proceedings, and as a result of being named as a defendant, the operations, financial condition, or reputation of the Company or any of its Affiliates is materially injured, or Participant being convicted of, or pleading nolo contendere to, a felony or crime involving moral turpitude, (ii) Participant’s commission of any other act or omission involving material dishonesty or fraud with respect to the Company or any of its Affiliates or any of their respective customers, vendors or employees, (iii) Participant’s substantial and repeated failure to perform Participant’s duties to the Company or any of its Affiliates (other than as a result of Participant’s Disability), (iv) Participant’s gross negligence or willful misconduct with respect to the Company or any of its Affiliates or any of their respective customers, vendors or employees, (v) conduct by Participant that could reasonably be expected to bring the Company or any of its Affiliates into substantial public disgrace or disrepute, (vi) any breach by Participant of any Employment Agreement or other written agreement between Participant and the Company or an Affiliate thereof, or material breach of any non-competition, non-solicitation, confidentiality, non-disparagement or other restrictive covenant obligation to which Participant is subject, or (vii) Participant’s failure to observe policies or standards regarding employment practices (including nondiscrimination and sexual harassment policies) maintained by the Company or any of its Affiliates; or (b) if there is an Employment Agreement in effect on the Grant Date that defines “cause” (or words of like import), “cause” as defined under the Employment Agreement.
1.2“Disability” (a) if there is no Employment Agreement in effect on the Grant Date (or where there is such agreement in effect but it does not define “disability” (or words of like import) the disability of Participant caused by any physical or mental injury, illness or incapacity as a result of which Participant is, or is reasonably expected to be, unable to effectively perform the essential functions of Participant’s duties for a substantially continuous period of more than 120 days or for 180 days (whether or not continuous) within a 365-day period, as determined by the Company or applicable Affiliate in good faith, or (b) if there is an Employment Agreement in effect on the Grant Date that defines “disability” (or words of like import), “disability” as defined under the Employment Agreement.
1.3“Employment Agreement” means any employment agreement, offer letter, consulting agreement, or similar agreement between Participant and the Company or an Affiliate.
1.4“Good Reason” has the meaning set forth in Participant’s Employment Agreement. If Participant does not have an Employment Agreement, or if Participant’s Employment Agreement does not define “good reason” (or words of like import), then the term “Good Reason” does not apply to this Award.

Article II.GENERAL
1.1Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).
1.2Vesting. The Option will vest according to the vesting schedule in the Grant Notice; provided that, notwithstanding anything to the contrary set forth in the Grant Notice, in the event Participant incurs a Separation from Service due to an involuntary termination without Cause or, if there is an Employment Agreement in effect on the Grant Date that defines “good reason” (or words of like import), resignation for Good Reason, in each case, within one year following a Change in Control, any unvested portion of the Option outstanding as of immediately prior to Participant’s Separation from Service, will automatically vest upon Participant’s Separation from Service.
1.3Forfeiture. Except as explicitly provided in Section 2.2, in the event of Participant’s Separation from Service for any reason, any portion of the Option that is not vested will immediately and automatically be cancelled and forfeited as of the date of such Separation from Service at no cost to the Company. In addition, in the event Participant materially breaches any non-competition, non-solicitation, confidentiality, non-disparagement or other restrictive covenant set forth in any written agreement or plan between Participant and the Company or an Affiliate (a “Restrictive Covenant Breach”), (i) the entire Option, whether vested or not vested, will immediately and automatically be cancelled and forfeited as of the date of such Restrictive Covenant Breach at no cost to the Company; and (ii) Participant shall, within 30 days following Participant’s receipt of a written notice from the Company, pay to the Company a cash amount equal to the Fair Market Value minus the Exercise Price of any Shares previously received by Participant pursuant to this Award as of the date of receipt of such Shares.
1.4Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
Article III.PERIOD OF EXERCISABILITY
1.1Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”). Notwithstanding anything in the Grant Notice, the Plan or this Agreement to the contrary, unless the Committee otherwise determines, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Separation from Service for any reason except as provided in Section 3.3.
1.2Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires on the Expiration Date. The Option will be forfeited immediately upon its expiration.
1.3Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:
(a)The Expiration Date in the Grant Notice;
(b)The expiration of one (1) year from the date of Participant’s Separation from Service by reason of Participant’s death;

(c)The expiration of one (1) year from the date of Participant’s Separation from Service by reason of Participant’s Disability; provided that if Participant dies within such exercise period, any unexercised portion of the Option held by Participant will thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event after the the Expiration Date;
(d)The expiration of ninety (90) days from the date of Participant’s Separation from Service by Company or an Affiliate thereof without Cause or by Participant for any or no reason (other than as described in Section 3.3(e));
(e)Immediately upon Participant’s Separation from Service for Cause or voluntary Separation from Service after the occurrence of an event that would be grounds for a Separation from Service for Cause; or
(f)Immediately upon Participant’s Restrictive Covenant Breach.
Article IV.EXERCISE OF OPTION
1.1Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by the legal representative of Participant’s estate as provided in the Plan.
1.2Method of Exercise. Subject to the terms and conditions of the Plan, the Grant Notice and this Agreement, to the extent vested, the Option may be exercised in whole or in part at any time prior to the Expiration Date by giving written notice of exercise to the Company in the form prescribed by the Committee from time to time specifying the number of Shares to be purchased, which notice shall be delivered to the Company in the form, and in the manner designated by the Committee from time to time. Such notice must be accompanied by payment in full of the Exercise Price as follows: (i) in cash (including check, bank draft or money order payable to the order of the Company or wire transfer of immediately available funds), (ii) if permitted by the Committee in its sole discretion, by delivering or constructively tendering Shares to the Company having a Fair Market Value equal to the Exercise Price (provided such Shares used for this purpose must have been held by Participant for such minimum period of time as may be established from time to time by the Committee to avoid adverse accounting consequences), (iii) through a “cashless exercise” in accordance with a Company established policy or program for the same, (iv) by “net issuance exercise” pursuant to which the Company reduces the number of Shares otherwise deliverable upon exercise of the Option by a number of shares with an aggregate Fair Market Value equal to the aggregate Exercise Price at the time of exercise or (v) any combination of the foregoing.  No fraction of a Share shall be issued by the Company upon exercise of the Option or accepted by the Company in payment of the Exercise Price; rather, Participant shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole Shares. No Shares will be issued under this Agreement until payment for those Shares has been made or provided for in accordance with this Agreement or the Plan. The holder of the Option shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).
1.3Tax Withholding. To the extent that the receipt, vesting or exercise of the Option results in compensation income or wages to Participant for federal, state, local and/or foreign tax purposes, Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to the Option, which arrangements include the delivery of cash or cash equivalents, Shares (including previously owned Shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of Shares otherwise issuable or delivered pursuant to the Option), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to the Option, as determined by the Committee. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to Participant.  Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or exercise of the Option or disposition of the underlying Shares and that Participant has been advised, and hereby is advised, to consult a tax advisor. Participant represents that Participant is in no manner relying on the Board, the Committee, the Company or any Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

Article V.OTHER PROVISIONS
1.1Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
1.2Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, unless otherwise designated by the Company in a written notice to Participant (or other holder):
    Paya Holdings Inc.
    Attn: General Counsel
    303 Perimeter Center N, Suite 600
    Atlanta, GA 30346

If to Participant, at Participant’s last known address on file with the Company. Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to Participant when it is mailed by the Company or, if such notice is not mailed to Participant, upon receipt by Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

1.3Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
1.4Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

1.5Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
1.6Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
1.7Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company or an Affiliate and Participant in effect as of the date a determination is to be made under this Agreement
1.8Agreement Severable. In the event that any provision (or portion thereof) of the Grant Notice or this Agreement is held illegal or invalid, such provision (or portion thereof) will be severable from, and the illegality or invalidity of such provision (or portion thereof) will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
1.9Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.
1.10No Right to Continued Service or Awards. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the service of the Company or any Affiliate or interferes with or restricts in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant. The grant of the Option is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.
1.11Satisfaction of Claims. Any issuance or transfer of Shares or other property to Participant or Participant’s legal representative, heir, legatee or distribute, in accordance with the Plan, the Grant Notice and this Agreement shall be in full satisfaction of all claims of such person hereunder.

1.12Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
1.13Consent to Electronic Delivery; Electronic Signature.  In lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet or third party website to which Participant has access. Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that Participant’s electronic signature is the same as, and shall have the same force and effect as, Participant’s manual signature.
1.14Company Recoupment of Awards. Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with Participant, or (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
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